Exhibit 99.1

IMS Health Reports First-Quarter 2014 Results and Provides Full-Year Guidance

  Revenue for the quarter increased 5.2 percent to $645 million, up 6.6 percent on a constant currency basis
  Adjusted EBITDA for the quarter increased 7.2 percent to $217 million, up 9.5 percent on a constant currency basis
  Full-year 2014 guidance of 5 to 6 percent revenue growth and 7.5 to 9 percent Adjusted EBITDA growth

DANBURY, Conn.--(BUSINESS WIRE)--May 1, 2014--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS) a leading global provider of information and technology services to the healthcare and life sciences industries, today announced financial results for the quarter ended March 31, 2014.

First-Quarter 2014 Operating Results

Revenue for the first quarter increased 5.2 percent to $645 million, or 6.6 percent on a constant currency basis, compared with the first quarter of 2013. The company’s strong revenue performance was driven by an 11.9 percent increase in technology services, or 12.5 percent on a constant currency basis, year over year. Information offerings revenue grew 1.0 percent, or 2.8 percent on a constant currency basis, compared with the year-earlier period. Revenue at constant currency grew across all regions, with the emerging markets increasing 10.4 percent, or 14.7 percent at constant currency, and developed markets growing at 4.2 percent, or 5.0 percent at constant currency.

Adjusted EBITDA increased 7.2 percent to $217 million, or 9.5 percent on a constant currency basis, compared with the first quarter of 2013. This reflected both strong drop-through from revenue growth to Adjusted EBITDA and the impact of continued productivity improvements. Adjusted EBITDA as a percentage of revenue for the quarter improved 60 basis points to 33.7 percent. Operating income for the first quarter was $67 million, compared with $79 million for the prior-year period, with the change primarily due to increased non-cash stock-based compensation expense.

The first quarter 2014 net loss was $24 million, compared with net income of $12 million in last year’s first quarter. Adjusted net income was $70 million, down from $76 million in the prior year’s quarter, as improved operating performance was more than offset by a $10 million increase in interest expense due to higher debt levels and $10 million in higher cash taxes.

The diluted loss per share was $0.09 in the first quarter, compared with earnings per share of $0.04 in the first quarter of 2013. Diluted adjusted earnings per share was $0.24 in the first quarter, compared with $0.26 in the first quarter of 2013.

“In our final quarter before going public, we continued to deliver double-digit revenue growth in technology services and in emerging markets,” said Ari Bousbib, chairman and CEO, IMS Health. “We also continued to expand our margins by executing on our ongoing operational excellence program, even as we accelerated our investments in new capabilities.”

Financial Position

As of March 31, 2014, cash and cash equivalents and short-term investments were $544 million and debt was $5,027 million, resulting in net debt of $4,483 million. IMS Health’s gross leverage ratio was approximately 6.0 times the last twelve months Adjusted EBITDA at March 31, 2014. On a pro-forma basis post-IPO, after giving effect to the use of proceeds, this ratio would have been approximately 4.7 times the last twelve months Adjusted EBITDA at March 31, 2014.

Cash Flow

Net cash used in operating activities was $103 million in the 2014 first quarter. Capital spending and additions to deferred software were $33 million and $21 million, respectively.

Unlevered free cash flow for the first quarter was negative $11 million, compared with $57 million in the same quarter last year. The change principally reflected increased capital spending for the purchase of a new building in India to house the company’s Global Delivery Center and for new offerings software development, as well as higher growth in accounts receivable.

Recent Events

On April 4, 2014, IMS Health’s common stock began trading on the New York Stock Exchange, and on April 9, 2014, the company completed the initial public offering of its common stock at a price to the public of $20.00 per share. IMS Health issued and sold 52 million shares of common stock in the IPO. The selling shareholders offered and sold 22.75 million shares of common stock in the IPO, including 9.75 million shares that were offered and sold by the selling shareholders pursuant to the full exercise of the underwriters’ allotment to purchase additional shares. The company raised net proceeds of approximately $988 million from the IPO, after deducting underwriting discounts, commissions and related expenses.

Substantially all of the net proceeds from the sale of the 52 million primary shares were used to repay the company’s highest cost long-term debt. The company did not receive any of the proceeds from the sale of the 22.75 million shares by the selling shareholders.

Full-Year Guidance

For the full-year 2014, IMS Health expects revenue growth of 5 to 6 percent and Adjusted EBITDA growth of 7.5 to 9 percent. Adjusted net income is projected to grow 15 to 20 percent, while unlevered free cash flow is expected to be approximately 80 percent of Adjusted EBITDA, excluding the purchase of the company’s Global Delivery Center in India.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” including Adjusted EBITDA, Adjusted Net Income and Unlevered Free Cash Flow because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these non-GAAP Measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future, and certain other items. These non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation, or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP measures and related notes are presented at the end of this release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s first-quarter 2014 results at 9:00 a.m. Eastern Time on May 1. Interested parties are invited to listen to the live event via webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-404-5245 in the U.S. and Canada, or +1-303-223-2680 for international callers. A replay of the call and webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of our Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Outlook.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communication systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; and the other factors set forth in the “Risk Factors” section of our registration statement on Form S-1 on file with the SEC and any subsequent SEC filings. Except as required by law, we specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. Drawing on information from 100,000 suppliers, and on insights from more than 45 billion healthcare transactions processed annually, IMS Health’s approximately 10,000 employees drive results for healthcare clients globally. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (unaudited, in millions except per share)

	Three Months Ended March 31,
	2014	2013

Revenue	$645	$613
Information	381	378
Technology services	264	235
Operating costs of information, exclusive of depreciation and amortization	164	160
Direct and incremental costs of technology services, exclusive of depreciation and amortization	136	123
Selling and administrative expenses, exclusive of depreciation and amortization	171	145
Depreciation and amortization	107	105
Severance, impairment and other charges	-	1
Operating Income	67	79
Interest income	2	1
Interest expense	(89)	(79)
Other (loss) income, net	(17)	16
Non-Operating Loss, Net	(104)	(62)
(Loss) Income before income taxes	(37)	17
Benefit from (provision for) income taxes	13	(5)
Net (Loss) Income	$(24)	$12
(Loss) Earnings per Share Attributable to Common Shareholders:
Basic	$(0.09)	$0.04
Diluted	$(0.09)	$0.04
Weighted-Average Common Shares Outstanding:
Basic	279.9	280.0
Diluted	279.9	288.7

Table 2 IMS Health Holdings, Inc. Net (Loss) Income to Adjusted EBITDA Reconciliation (unaudited, in millions)

	Three Months Ended March 31,
	2014	2013

Net (Loss) Income	$(24)	$12
(Benefit from) provision for income taxes	(13)	5
Other loss (income), net	17	(16)
Interest expense	89	79
Interest income	(2)	(1)
Depreciation and amortization	107	105
Deferred revenue purchase accounting adjustments	2	1
Non-cash stock-based compensation charges	31	11
Restructuring and related charges(1)	2	3
Acquisition-related charges	6	2
Sponsor monitoring fees	2	2
Adjusted EBITDA	$217	$203

(1)	Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities.

Table 3 IMS Health Holdings, Inc. Net (Loss) Income to Adjusted Net Income Reconciliation (unaudited, in millions except per share)

	Three Months Ended March 31,
	2014	2013

Net (Loss) Income	$(24)	$12
(Benefit from) provision for income taxes	(13)	5
Amortization associated with purchase accounting	76	75
Deferred revenue purchasing accounting adjustment	2	1
Non-cash stock-based compensation charges	31	11
Restructuring and related charges(1)	2	3
Acquisition-related charges	6	2
Sponsor monitoring fees	2	2
Other loss (income), net	17	(16)
Adjusted Pre Tax Income	$99	$95
Less cash tax (payments)/refunds	(29)	(19)
Adjusted Net Income	$70	$76

Earnings per Share Attributable to Common Shareholders:
Basic	$0.25	$0.27
Diluted	$0.24	$0.26
Weighted-Average Common Shares Outstanding:
Basic	279.9	280.0
Diluted	288.1	288.7

(1)	Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities.

Table 4 IMS Health Holdings, Inc. Reconciliation of Net Cash Used in Operating Activities to Unlevered Free Cash Flow (unaudited, in millions)

	Three Months Ended March 31,
	2014	2013

Net Cash Used in Operating Activities	$(103)	$(16)
Capital expenditures	(33)	(7)
Additions to computer software	(21)	(14)
Free Cash Flow	$(157)	$(37)
Cash interest payments	102	67
Cash tax payments	29	19
Acquisition related charges	6	2
Sponsor monitoring fees	2	2
Severance, transaction & other payments	5	5
FX hedge payments	1	(1)
Unlevered Free Cash Flow	$(11)	$57

Table 5 IMS Health Holdings, Inc. Calculation of Gross Leverage Ratio as of March 31, 2014 (unaudited, in millions)

Gross Debt as of March 31, 2014	5,027

Adjusted EBITDA for the year ended December 31, 2013(1)	829
Less: Adjusted EBITDA for the three months ended March 31, 2013	(203)
Add: Adjusted EBITDA for the three months ended March 31, 2014	217

Adjusted EBITDA for the twelve months ended March 31, 2014	843

Gross Leverage Ratio (Gross Debt/Adjusted EBITDA)	6.0x

(1)

A reconciliation of Net Income (Loss) to Adjusted EBITDA for the year ended December 31, 2013 is provided in the prospectus summary section of our registration statement on Form S-1 on file with the SEC.

CONTACT:
IMS Health
Media Relations
Tor Constantino, +1-484-567-6732
tconstantino@us.imshealth.com
or
Investor Relations
Tom Kinsley, +1-203-448-4691
tkinsley@imshealth.com